As filed with the Securities and Exchange Commission on April 5, 2016

Registration No. 333-183102

Registration No. 333-175275

Registration No. 333-145125

Registration No. 333-136328

Registration No. 333-117798

Registration No. 333-97061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-183102

REGISTRATION STATEMENT NO. 333-175275

REGISTRATION STATEMENT NO. 333-145125

REGISTRATION STATEMENT NO. 333-136328

REGISTRATION STATEMENT NO. 333-117798

REGISTRATION STATEMENT NO. 333-97061

UNDER

THE SECURITIES ACT OF 1933

LeapFrog Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4652013
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6401 Hollis Street, Suite 100 Emeryville, CA	94608
(Address of principal executive offices)	(Zip code)

Amended and Restated LeapFrog Enterprises, Inc. 2011 Equity and Incentive Plan

LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan

2002 Equity Incentive Plan

2002 Non-Employee Directors’ Stock Award Plan

2002 Employee Stock Purchase Plan

(Full title of the plans)

Robert Lattuga

Vice President and General Counsel

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, CA 94608

(Name and address of agent for service)

(510) 420-5000

(Telephone number, including area code, of agent for service)

Copy to:

John W. Campbell, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of LeapFrog Enterprises, Inc. (the “Company”):

•                  File No. 333-183102, pertaining to the registration of 1,191,753 shares of Class A Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”), issuable under the LeapFrog Enterprises, Inc. Amended and Restated 2011 Equity and Incentive Plan;

•                  File No. 333-175275, pertaining to the registration of 16,559,975 shares of Common Stock authorized to be issued under the LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan;

•                  File No. 333-145125, pertaining to the registration of 3,000,000 shares of Common Stock to be issued pursuant to the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan;

•                  File No. 333-136328, pertaining to the registration of 2,000,000 shares of Common Stock to be issued pursuant to the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan, 500,000 shares of Common Stock to be issued pursuant to the LeapFrog Enterprises, Inc. 2002 Non-Employee Directors’ Stock Award Plan and 650,000 shares of Common Stock granted to Jeffrey G. Katz as an inducement to employment pursuant to a Stock Option Agreement between Mr. Katz and the Registrant;

•                  File No. 333-117798, pertaining to the registration of 2,500,000 shares of Common Stock to be issued pursuant to the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan; and

•                  File No. 333-97061, pertaining to the registration of 10,526,706 shares of Common Stock issuable pursuant to outstanding options under the 2002 Equity Incentive Plan, 4,131,277 shares of Common Stock reserved for future grant under the 2002 Equity Incentive Plan, 150,000 shares of Common Stock issuable pursuant to outstanding options under the 2002 Non-Employee Directors’ Stock Option Plan, 600,000 shares of Common Stock reserved for future grant under the 2002 Non-Employee Directors’ Stock Option Plan and 2,000,000 shares of Common Stock reserved for future grant under the 2002 Employee Stock Purchase Plan.

On April 4, 2016, pursuant to the Agreement and Plan of Merger, dated as of February 5, 2016, by and among LeapFrog Enterprises, Inc., a Delaware corporation, VTech Holdings Limited, an exempted company incorporated in Bermuda with limited liability and Bonita Merger Sub, L.L.C., a Delaware limited liability company (“Acquisition Sub”), Acquisition Sub merged with and into the Company (the “Merger”).

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the securities described above that were registered but unsold under the Registration Statements as of the date hereof, if any.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on April 5, 2016.

LeapFrog Enterprises, Inc.

By:	/s/ ROBERT LATTUGA
Name:	Robert Lattuga
Title:	Senior Vice President and General Counsel

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

3